EXHIBIT 5

           [LETTERHEAD OF THE FIRST AMERICAN FINANCIAL CORPORATION]

December 10, 1997

The First American Financial Corporation
114 East Fifth Street
Santa Ana, CA 92701

Ladies and Gentlemen:

     I am corporate counsel to The First American Financial Corporation, a California corporation (the "Company"), and am familiar with the proceedings and documents relating to the proposed registration by the Company, through a Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission, of: (a) 400,000 shares of Common stock, $1.00 par value, of the Company and an equal number of Rights to purchase $1.00 par value Series A Junior Participating Preferred Shares (collectively, the "Shares"), to be issued and sold under the Company's 1997 Directors' Stock Plan (the "Plan"), and (b) the options to be issued to those directors of the Company who participate in the Plan (the "Options").

     For the purposes of rendering this opinion, I have examined originals or photostatic copies of certified copies of such corporate records, agreements and other documents of the Company as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     Based on the foregoing, I am of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the Plan and the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable, and that the Options, when issued in accordance with the terms and conditions of the Plan and the Registration Statement, will be validly issued.

     I consent to the use of this opinion as an exhibit to the Registration Statement.


                         Very truly yours,


                         By:/s/ Mark R Arnesen
                            -----------------------------------------------
                            Mark R Arnesen
                            Vice President, Secretary and Corporate Counsel